VINCENT CAMUTO
                            RETENTION AGREEMENT

     THIS AGREEMENT made as of the 15th day of December, 1998, by and between Nine West Group Inc. (the "Company") and Vincent Camuto (the "Executive").

     WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change of Control (as defined herein) exists and that the threat or the occurrence of a Change of Control can result in significant distraction of the Company's key management personnel because of the uncertainties inherent in such a situation;

     WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders, for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change of Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change of Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change of Control.

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

     1. TERM OF AGREEMENT. This Agreement shall commence as of December 15, 1998, and shall continue in effect until December 31, 2001 (the "Term"); PROVIDED, HOWEVER, that if the Company gives written notice to the Executive on or before January 1, 2000, and on or before each January 1 thereafter, that it wishes to extend the Term for one (1) year beyond the date on which it would otherwise expire, the Term shall be so extended; PROVIDED, FURTHER, HOWEVER, that following the occurrence of a Change of Control, the Term shall not expire prior to the expiration of thirty-six (36) months after such occurrence.

     2. TERMINATION OF EMPLOYMENT. If, during the Term, the Executive's employment with the Company shall be terminated on a date that falls within the thirty-six (36) month period following a Change of Control, the Executive shall be entitled to the following compensation and benefits:

          (a) If the Executive's employment with the Company shall be terminated (1) by the Company for Cause (as defined herein) or Disability (as defined herein), (2) by reason of his death, or (3) by the Executive other than for Good Reason (as defined herein) (other than during the 30-day period following the first anniversary of a Change of Control), the Company shall pay to the Executive his Accrued Compensation (as defined herein).

          (b) If the Executive's employment with the Company shall be terminated (1) for any reason other than as specified in Section 2(a), or (2) by the Executive for any reason during the 30-day period following the first anniversary of a Change of Control, the Executive shall be entitled to the following:

               (1) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus (as defined herein);

               (2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date (as defined herein), an amount equal to three (3) times his Base Amount (as defined herein);

               (3) For the remainder of his lifetime following the Executive's Termination Date (the "Continuation Period"), the Company shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to the Change of Control or, if greater, the coverages and benefits provided at any time thereafter. The coverages and benefits (including deductibles and costs to the Executive) provided in this Section 2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above. The Company's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits (including deductibles and costs to the Executive) of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including but not limited to retiree medical and life insurance benefits;

               (4) the Company shall pay in a single payment an amount in cash equal to the excess of (A) the Supplemental Retirement Benefit (as defined herein) had (w) the Executive remained employed by the Company for an additional three (3) complete years of credited service under each supplemental and other retirement plan in which the Executive was a participant on the Termination Date (or until his 65th birthday, if earlier),
(x) his annual compensation during such period been equal to his Base Amount,
(y) the Company made employer contributions to each defined contribution plan in which the Executive was a participant on the Termination Date (in an amount equal to the amount of such contribution for the plan year ending immediately preceding the Termination Date) and (z) the Executive become fully (100%) vested in his benefit under each supplemental and other retirement plan in which the Executive was a participant on the Termination Date, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive is actually entitled to receive under such supplemental and other retirement plans. For purposes of this Section 2(b)(4), "Supplemental Retirement Benefit" shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company's supplemental and other retirement plans including but not limited to The Pension Plan for Associates of Nine West Group Inc. (the "Pension Plan"). For purposes of this Section 2(b)(4), the "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the Pension Plan as applied prior to the Termination Date in accordance with the Pension Plan's past practices;

               (5) the Company shall pay the Executive a lump sum in cash equal to the present value (determined using a discount rate equal to one hundred twenty percent (120%) of the applicable mid-term Federal rate determined pursuant to Section 1274(d) of the Code (as defined herein), compounded semiannually) of thirty-six (36) monthly payments, each of which payments is equal to the monthly automobile allowance payable by the Company in respect of the Executive immediately prior to the Termination Date; and

               (6) for thirty-six (36) months following the Executive's Termination Date, the Company shall continue to pay the Company portion of premiums under the split-dollar life insurance policy maintained in respect of the Executive.

          (c)     The amounts provided for in Sections 2(a) and 2(b)(1), (2),
(4) and (5) shall be paid in a single lump sum cash payment within ten (10) days after the Executive's Termination Date (or earlier, if required by applicable law).

          (d) Upon the occurrence of a Change of Control, all options held by the Executive on the date of the Change of Control shall vest and become immediately exercisable and all restrictions on shares of restricted stock shall lapse; provided, however, such accelerated vesting and/or lapse of restrictions shall not be applicable if its implementation would preclude the application of pooling-of-interests accounting treatment to a transaction for which such treatment is to be adopted by the Company and which has been approved by the Board of Directors, and the holders of options and restricted stock shall not be entitled to any accelerated vesting in such event.

          (e) The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under any severance or employment agreement with the Company, PROVIDED HOWEVER, that the Executive shall receive compensation or benefits other than as provided herein to the extent that the Executive is entitled to receive such compensation or other benefits at the time of his termination, as determined in accordance with the employee benefit plans of the Company and other applicable agreements, programs and practices as in effect from time to time, including but not limited to the Consulting Agreement, dated as of even date herewith, between the Executive and the Company (the "Consulting Agreement"), a copy of which is attached as EXHIBIT A hereto.

          (f) If the Executive's employment is terminated by the Company without Cause prior to the date of a Change of Control but the Executive reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control (a "Third Party") and who effectuates a Change of Control or (2) otherwise arose in connection with, or in anticipation of, a Change of Control which has been threatened or proposed and which actually occurs, such termination shall be deemed to have occurred after a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

     3.     EFFECT OF SECTION 280G OF THE INTERNAL REVENUE CODE.

          (a) Notwithstanding any other provision of this Agreement to the contrary, and except as provided in Section 3(b), to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not less than zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

          (b) If the reduction of the Payments as provided in Section 3(a) would exceed $200,000, Section 3(a) shall not apply and the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          (c) The determination of whether the Payments shall be reduced pursuant to this Section 3 and the amount of such reduction, and the determination of whether a Gross-Up Payment is payable, shall be made at the Company's expense, by an accounting firm selected by the Company which is one of the five (5) largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon the Company and the Executive.

          (d) If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (including any applicable interest and penalties) shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, PROVIDED, HOWEVER, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section 3 shall be paid by the Company.

     4. NOTICE OF TERMINATION. Following a Change of Control, any intended termination of the Executive's employment by the Company shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination of his employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Company.

     5. FEES AND EXPENSES. The Company shall pay, as incurred, all legal fees and related expenses (including the costs of experts, evidence and counsel) that the Executive may incur following a Change of Control as a result of or in connection with (a) the Executive's contesting, defending or disputing the basis for the termination of his employment, (b) the Executive's hearing before the Board of Directors of the Company as contemplated in
Section 15.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; PROVIDED, HOWEVER, that the Company shall not be required to pay the Executive's legal fees and related expenses if it is finally determined by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken) that the Executive's claims are frivolous.

6.     COVENANTS OF THE EXECUTIVE.

     6.1.     NON-COMPETITION AND NON-SOLICITATION.

              The Executive acknowledges and recognizes (i) the highly competitive nature of the business of the Company, (ii) the importance to the Company of the Confidential Business Information and Trade Secrets (as defined herein) to which the Executive will have access, (iii) the importance to the Company of the knowledge and experience possessed by it relating to sources of supply of footwear and accessories in Brazil, China, Europe, Hong Kong, Taiwan, Korea, Mexico and the United States, and its relationships with such sources of supply, developed by it or its predecessors over many years, and
(iv) the position of responsibility which the Executive will hold with the Company. Accordingly, the Executive agrees that during the Non-Compete Period (as defined herein), the Executive will not, directly or indirectly, (x) engage in the business activities engaged in by the Company on the date hereof and during the Executive's employment, such business activities being manufacturing, selling, producing, marketing, distributing, designing, line building and otherwise dealing in footwear and accessories, of the types in which the Company does business as of the date of such cessation of employment, and produced in Brazil, China, Europe, Hong Kong, Taiwan, Korea, Mexico or the United States, in any State of the United States in which the Company is then doing business, the District of Columbia, and any other country in which the Company is then doing business, whether such other engagement is as an officer, director, employee, proprietor, consultant, independent contractor, partner, advisor, agent or investor (other than as a passive investor in less than 5% of the outstanding capital stock of a publicly traded corporation); (y) assist other persons or businesses in engaging in any business activities prohibited under clause (x); or (z) induce any employees of the Company to engage in any such activities or to terminate their employment or hire or attempt to hire any employees of the Company.

     6.2.     APPLICATION AND PERIOD.

               (a) APPLICATION. Section 6.1 shall apply following a Change of Control if (i) the Company terminates the Executive's employment for Cause, (ii) the Executive voluntarily terminates his employment for any reason, including for Good Reason (as defined herein), or (iii) the employment of the Executive is terminated and such termination results in payments to the Executive under Section 2(b) hereof.

               (b) PERIOD. The "Non-Compete Period" shall mean a period of two (2) years following the termination of the Executive's employment with the Company after a Change of Control.

     6.3.   NON-PUBLICATION.

            During the Non-Compete Period, the Executive shall not publish any statement or make any statement (under circumstances reasonably likely to become public) critical of the Company or in any way adversely affecting or otherwise maligning the reputation of the Company, customers, suppliers, agents or subcontractors. In particular and without limitation of the foregoing, the Executive shall not, in any circumstance likely to become public, discourage any person, firm, partnership, corporation, trust or any other entity or third party from selling any business or assets to the Company, entering into any joint venture or other business relationship with the Company, or investing in the Company. Any statements made by the Executive in connection with legal, administrative or arbitration proceedings, or that are required to be made by the Executive pursuant to applicable law, shall not be prohibited by this Section 6.3.

     6.4.     CONFIDENTIALITY.

          (a) The Executive acknowledges that the Company is engaged in the highly competitive business of designing, developing, manufacturing, marketing and selling footwear and accessories. The Company's involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over considerable time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable trade secrets and confidential business information that are peculiar to the Company's business and the disclosure of which would cause the Company great and irreparable harm. The Executive acknowledges that, during the course of his employment by the Company, he will receive and/or have access to "Trade Secrets" and/or "Confidential Business Information" (as defined herein), and that, had the Executive not had the opportunity to work at the Company, he would not have become privy to such information.

          (b) The term "Trade Secrets" means any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company's competitors. To the fullest extent consistent with the foregoing, Trade Secrets shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product developments, methods of operation, cost and pricing structures, and other private, confidential business matters.

          (c) The term "Confidential Business Information" means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:

           i. Financial information, including but not limited to earnings, assets, debts, prices, cost information, sales and profit projections or other financial data;

           ii. Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions;

           iii. Product information, including but not limited to development plans, designs, and product costs; and

           iv. Product source and customer information, including but not limited to any data regarding actual or potential supply sources, agency agreements or arrangements and actual or potential customers.

          (d) The Executive agrees that, except as required to fulfill his obligations during the course of his employment, he will not, during his employment with the Company or after such employment has ceased, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets or Confidential Business Information. Nothing in this paragraph shall preclude the Executive from disclosing or using Trade Secrets or Confidential Business Information if (i) the Trade Secrets or Confidential Business Information have become generally known, at the time the Trade Secrets or Confidential Business Information are used or disclosed, to the public or to competitors of the Company except through or as a result of the Executive's act or omission; or (ii) the disclosure of the Trade Secrets or Confidential Business Information is required to be made by any law, regulation, governmental body or authority, or court order, provided that the Executive will give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or similar remedy. The Executive agrees to deliver to the Company all computer files and tapes, books, records and documents (whether maintained in paper, electronic or any other medium) relating to or bearing upon any Trade Secrets or Confidential Business Information, upon the cessation of his employment, and the Executive agrees not to retain any copies or extracts thereof.

          (e) It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained this Section 6 is an unreasonable or an otherwise unenforceable restriction, it is the intention of the parties that the provisions of this
Section 6 shall not be rendered void, but such court shall reduce the duration, area or activity covered by such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding the foregoing, the Executive shall be entitled to retain such records as may be reasonably necessary for personal tax or legal compliance or planning.

     6.5.     INJUNCTIVE RELIEF.

              The covenants set forth in this Section 6 are independent and shall be enforceable by a court of equity through the granting of a temporary restraining order, preliminary injunction and/or permanent injunction. In the event of a breach of Section 6 of this Agreement, the Executive consents to the entry of an injunction, and the Executive shall pay any reasonable fees and expenses incurred by the Company in enforcing such Sections. Such equitable enforcement shall be in addition to and shall not prejudice the right of the Company to an appropriate monetary award.

     7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.

     8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company, except as explicitly provided herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     9.   (a)     FULL SETTLEMENT.  The Company's obligation to make the
payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including but not limited to any set-off, counterclaim, defense, recoupment, or other claim, right or action which the Company may have against the Executive or others.

          (b) NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(3).

     10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

     11.  SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns. The Company shall require its Successors and Assigns, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in New York County in the State of New York.

     13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     14. ENTIRE AGREEMENT. This Agreement and the Consulting Agreement constitute the entire agreement between the parties hereto, and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof; PROVIDED, HOWEVER, that the employment agreement between the Company and the Executive, dated as of May 8, 1992, as amended on December 30, 1992 (the "Employment Agreement") shall apply, except with respect to Sections 2(e) and 6 of this Agreement, which shall supersede the Employment Agreement.

     15.     DEFINITIONS.

          15.1. ACCRUED COMPENSATION. For purposes of this Agreement, "Accrued Compensation" shall mean all amounts of compensation for services rendered to the Company that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including, without limitation (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date and (c) vacation pay.

          15.2. AFFILIATE. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person.

          15.3. BASE AMOUNT. For purposes of this Agreement, "Base Amount" shall mean annual base salary at the rate in effect as of the date of a Change of Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

          15.4. CAUSE. For purposes of this Agreement, a termination of employment is for "Cause" if the Executive

               (a) has been convicted of a felony (including a plea of nolo contendere), the time for appeal of which has elapsed;

               (b) intentionally and continually failed substantially to perform the Executive's reasonably assigned duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform; or

               (c) intentionally engaged in illegal conduct or willful misconduct which is demonstrably and materially injurious to the Company.

For purposes of this Agreement, no act, nor failure to act, on his part, shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company's Chairman of the Board, Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (b) or (c) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (b) or (c) above, and specifying the particulars thereof in detail. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

          15.5. CHANGE OF CONTROL. A "Change of Control" shall mean the occurrence during the term of the Agreement of:

               (a) An acquisition (other than directly from Nine West Group Inc.) of any common stock of Nine West Group Inc. ("Common Stock") or other voting securities of Nine West Group Inc. entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Common Stock or the combined voting power of Nine West Group Inc.'s then outstanding Voting Securities; PROVIDED, HOWEVER, in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as defined herein) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Nine West Group Inc. or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Nine West Group Inc. (a "Subsidiary"), (ii) Nine West Group Inc. or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as defined herein);

               (b) The individuals who, as of December 15, 1998, are members of the Board of Nine West Group Inc. (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by Nine West Group Inc.'s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; PROVIDED FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (c)     The consummation of:

                    (1) A merger, consolidation, reorganization or other business combination with or into Nine West Group Inc. or in which securities of Nine West Group Inc. are issued, unless such merger, consolidation, reorganization or other business combination is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation, reorganization or other business combination with or into Nine West Group Inc. or in which securities of Nine West Group Inc. are issued where:

                         (A) the shareholders of Nine West Group Inc., immediately before such merger, consolidation, reorganization or other business combination own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization, or other business combination,

                         (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds (2/3) of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, and

                         (C) no Person other than (i) Nine West Group Inc., (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by Nine West Group Inc., the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of Nine West Group Inc., has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

                    (2) A complete liquidation or dissolution of Nine West Group Inc.; or

                    (3) The sale or other disposition of all or substantially all of the assets of Nine West Group Inc. to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of Nine West Group Inc.'s assets being owned by a subsidiary or subsidiaries or
                (ii) a distribution to Nine West Group Inc.'s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by Nine West Group Inc. which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by Nine West Group Inc., and after such share acquisition by Nine West Group Inc., the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increase the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

          15.6. COMPANY. For purposes of this Agreement, all references to the Company shall be deemed to include the Company and any Affiliate of the Company, and any respective Successors and Assigns.

          15.7. DISABILITY. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs his ability to substantially perform his duties with the Company for six (6) consecutive months and, within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of his duties; PROVIDED, HOWEVER, that if the Company's Long Term Disability Plan, or any successor plan (the "Disability Plan"), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for long-term disability benefits under the Disability Plan (or similar benefits in the event of a successor plan).

          15.8. GOOD REASON. (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change of Control of any of the following events or conditions:

                    (1) a change in the Executive's responsibilities or job description (including reporting responsibilities) that represents a material adverse change from the Executive's responsibilities or job description as in effect immediately prior thereto;

                    (2) a reduction in the Executive's annual base salary below the Base Amount;

                    (3) the relocation of the offices of the Company at which the Executive is principally employed to a location more than fifty (50) miles from Columbus Circle in New York City, except for required travel on the business of the Company to an extent substantially consistent with his business travel obligations at the time of the Change of Control;

                    (5) the failure by the Company to pay to the Executive any portion of his current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company in which the Executive participated, within seven (7) days of the date such compensation is due;

                    (6) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities which with respect to the Incentive Plan shall include a reduction in the potential bonus entitlement for comparable corporate performance by the Company and its subsidiaries) any material compensation or employee benefit plan in which the Executive was participating immediately prior to the Change of Control unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation, employee benefit or fringe benefit plan, program or practice in which the Executive was participating immediately prior to the Change of Control;

                    (7) the failure of the Company to obtain from its Successors or Assigns the express assumption and agreement required under
Section 11(a) hereof; or

                    (8) any purported termination of his employment by the Company which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

            (b) Any event or condition described in Section 15.8(a)(1) through (8) which occurs prior to a Change of Control but which the Executive reasonably demonstrates (1) was at the request of a Third Party who effectuates a Change of Control or (2) otherwise arose in connection with, or in anticipation of a Change of Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

          15.9. INCENTIVE PLAN. For purposes of this Agreement, "Incentive Plan" shall mean the Company's First Amended and Restated Bonus Plan or any successor annual incentive plan, maintained by the Company.

          15.10. NOTICE OF TERMINATION. For purposes of this Agreement, following a Change of Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of his employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          15.11. PRO RATA BONUS. For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to fifty percent (50%) of the Base Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year in which the Executive's Termination Date occurs that have elapsed through the Termination Date and the denominator of which is 365.

          15.12. SUCCESSORS AND ASSIGNS. For purposes of this Agreement, "Successors and Assigns" shall mean, with respect to the Company, a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be whether by operation of law or otherwise.

          15.13. TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean (a) in the case of the Executive's death, his date of death, (b) if his employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) and (c) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); PROVIDED, HOWEVER, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken). Notwithstanding the pendency of any such dispute, the Company shall continue to pay the Executive his Base Amount and continue the Executive as a participant (at or above the level provided prior to the date of such dispute) in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, prescription drug, dental, life insurance and disability benefit plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved (whether or not the dispute is resolved in favor of the Company); PROVIDED FURTHER, that if the dispute results in the payment by the Company to the Executive of the amounts contemplated under Section 2(b) hereof, the amount of such payments shall be reduced by any Base Amount paid to the Executive during the pendency of the dispute. Except as provided in the last proviso of the preceding sentence, notwithstanding the outcome of any dispute, the Executive shall not be obligated to repay to the Company or an Employing Affiliate any amounts paid or benefits provided pursuant to this sentence. The Executive's rights to receive payments under Section 2 of this Agreement shall survive the expiration of the Term during any dispute contemplated by this Section.

     16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of which shall constitute the same instrument.



          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.


                              NINE WEST GROUP INC.


                              /s/ Joel K. Bedol
                              ------------------------------
                              By: Joel K. Bedol
                              Its: Executive Vice President


                              VINCENT CAMUTO


                              /s/ Vincent Camuto
                              ------------------------------


ATTEST

/s/ Mary Rice
-------------------------
By: Mary Rice